Exhibit 1(c)

[Translation]

CORPORATION MEETINGS REGULATIONS

Chapter I.    General Provisions

Article 1.    (General Provisions)

1.	The structure and operation of the Executive Committee as provided for in Article 11 of the Office Organization Rules and those of the Committees as provided for in Article 12 of the Office Organization Rules shall be governed by these Regulations.

2.	The Corporate Policy Meeting is established to contribute to the discussions and decision making at the Executive Committee. The organization and administration of the Corporate Policy Meeting shall be governed by these Regulations.

Article 2.    (Amendment and Abolition)

The amendment to and abolition of these Regulations shall be determined by the Board of Directors.

Chapter II.    Executive Committee

Article 3.    (Members and Attendees)

1.	The Executive Committee shall consist of all Representative Directors and Directors nominated by the President & CEO of the Company (hereinafter referred to as the “Committee Members”).

2.	The President & CEO may, if he/she deems necessary, require any of the Group Heads of the Integrated Business Groups to attend meetings of the Executive Committee as members.

3.	The President & CEO may, if he/she deems necessary, require any of the Directors other than the Committee Members, the Executive Officers and the Directors of the relevant subsidiary of the Company, etc. to attend meetings of the Executive Committee.

Article 4.    (President)

1.	The President & CEO shall convene meetings of the Executive Committee and preside over such meeting.

2.	If the President & CEO is prevented from so acting, one of the other members shall act as President & CEO in accordance with the order of priority previously determined by the Executive Committee.

Article 5.    (Date of Meetings)

Meetings of the Executive Committee shall be held, in principle, once every two (2) weeks; provided, however, that in case of need, such meetings shall be held from time to time.

Article 6.    (Matters to be Discussed and Determined)

1.	The Executive Committee shall, in principle, discuss and determine the following general important matters concerning management of the Company pursuant to the basic policies determined by the Board of Directors:

1)	Matters to be submitted to the meeting of the Board of Directors;

2)	Matters entrusted by the Board of Directors;

3)	Execution policies concerning general management and control;

4)	Adjustment of important matters concerning the subsidiaries of the Company, etc.;

5)	Important matters concerning administration and management of the subsidiaries of the Company, etc.;

6)	Matters concerning establishment of, and amendment to and abolition of, rules;

7)	Matters required to be submitted to the Executive Committee by provisions stipulated in various rules and regulations; and

8)	Any other matters which the President & CEO deems necessary.

2.	The matters to be discussed and determined set forth in the preceding paragraph shall be submitted by any of the Committee Member(s) in control of such matters, or the Group Heads of the Integrated Business Groups who attend meetings of the Executive Committee pursuant to Article 3, Paragraph 2 hereof, or the Directors other than Committee Member(s) or Executive Officers who attend meetings of the Executive Committee pursuant to Article 3, Paragraph 3 hereof.

Article 7.    (Method of Discussion and Determination)

1.	The proceedings of a meeting of the Executive Committee shall be determined by the President & CEO with the unanimous consent of all the Committee Members present thereat who shall constitute in number a majority of the Committee Members.

2.	If unanimous consent is not given by all the Committee Members present at such meeting, the President & CEO shall determine the relevant item of business in consideration of their opinions upon consultation with the Chairman or, in the event a Deputy Chairman is appointed, with the Chairman and the Deputy Chairman.

Article 8.    (Discussion and Determination in Writing)

1.	Notwithstanding the provisions of Article 6 hereof, in special circumstances, the circulation of a written resolution drafted by the person making such proposal may be substituted for the holding of a meeting of the Executive Committee.

2.	In the case of the preceding paragraph, the person making such proposal must report on such matters as discussed and determined to the next Executive Committee.

Article 9.    (Emergency Treatment)

1.	In case of emergency, such as a natural disaster, etc., and if there is no time for discussion at the Executive Committee or for circulation of a written resolution, irrespective of the provisions set forth in Article 6 hereof, the President & CEO may take any and all expedient steps as may be necessary as an urgent matter.

2.	In the case of the preceding paragraph, the President & CEO shall immediately report on such steps to the Executive Committee.

Article 10.    (Report and Exchange of Information)

Each of the Committee Members, or the Group Heads of the Integrated Business Groups who attend meetings of the Executive Committee pursuant to Article 3, Paragraph 2 hereof, or the Directors other than the Committee Member(s) or the Executive Officers who attend meetings of the Executive Committee pursuant to Article 3, Paragraph 3 hereof shall report on the state of the execution of business at meetings of the Executive Committee according to the circumstances and also exchange general information with one another.

Article 11.    (Minutes)

The substance of the proceedings of meetings of the Executive Committee and the results thereof shall be recorded in the minutes by the Corporate Administration Division, and the President & CEO shall affix his/her name and seal to such minutes, which shall be kept at the head office of the Company for ten (10) years.

Article 12.    (Communication)

The matters resolved by the Executive Committee shall be rapidly communicated to the relevant Executive Officers and General Managers, etc.

Chapter III.    Committee

Article 13.    (Purpose and Matters to be Deliberated)

The Committee shall arrange, examine and deliberate the following matters upon a mandate given by the President & CEO in order to contribute to the discussions and decision making of the Executive Committee:

1)	Matters concerning management policies of the whole group;

2)	Matters concerning management plans of the whole group;

3)	Matters concerning risk management of the whole group;

4)	Matters concerning adjustment of management and execution policies among the subsidiaries of the Company; and

5)	Any other specified matters necessary for deliberation by the Executive Committee.

Article 14.    (Establishment and Constitution)

1.	The Executive Committee shall establish the Committee, which shall consist of several members appointed by the President & CEO.

2.	The President & CEO may appoint Directors with Executive Power, etc. of the subsidiaries of the Company to be members as described in the preceding paragraph.

Article 15.    (Chairman)

1.	The Committee shall have a Chairman.

2.	The Chairman of the Committee shall preside over the Committee.

3.	The Committee may have a Vice-Chairman whenever necessary.

4.	The President & CEO shall appoint a Chairman and a Vice-Chairman of the Committee from among its members.

5.	If the Chairman of the Committee is prevented from so acting, the Vice-Chairman or any other member appointed by the President & CEO shall act on his/her behalf.

Article 16.    (Secretariat)

1.	The Committee shall have a secretariat.

2.	The secretariat shall be under the direction of the Chairman of the Committee and take charge of the business concerning the Committee.

Article 17.    (Convocation)

The Chairman of the Committee shall convene the meetings of the Committee.

Article 18.    (Deliberation)

1.	The members of the Committee must attend meetings of the Committee themselves and perform careful and active discussions from the viewpoint of the whole group for the purpose of speedy completion of the deliberations by the Committee.

2.	If any member is absent from a meeting, he/she may, in advance, submit his/her written opinion to the Chairman of the Committee.

3.	The Committee may require the persons concerned to attend a meeting of the Committee and hear their opinions thereat whenever necessary.

4.	The Committee may require each Division or subsidiary of the Company, etc. to submit materials or to make any other united efforts whenever necessary.

Article 19.    (Submission, Report)

1.	The Chairman of the Committee or the member of the Committee nominated by the Chairman shall from time to time submit or report on important matters deliberated at the Committee to the Executive Committee.

2.	In making the reports set forth in the preceding paragraph the minority opinions must be also added thereto.

3.	If a long time is required for the deliberation set forth in Paragraph 1 of this article, the Chairman of the Committee or the member of the Committee nominated by the Chairman must make interim reports on the progress of such deliberation according to the circumstances.

Article 20.    (Examination Meeting)

The Committee may have an examination meeting in order for smooth deliberation.

Chapter IV.    Corporate Policy Meeting

Article 21.    (Purpose and Matters to be Deliberated)

The purpose of the Corporate Policy Meeting is to exchange views and discuss on the basic direction of important matters with regard to the management and administration of the Company and the group on a consolidated basis, for the contribution to the decision making at the Executive Committee.

Article 22.    (Constitution)

The Corporate Policy Meeting shall consist of the Committee Members, the relevant Directors, Executive Officers and General Managers, and the Directors, etc. of the relevant subsidiaries of the Company.

Article 23.    (Date of Meetings)

The Corporate Policy Meeting shall be held in case of need from time to time.

Article 24.    (Secretariat)

The secretariat of the Corporate Policy Meeting shall be the Corporate Planning Division.

Supplemental Provision

These regulations shall become effective as from October 1, 2005.

Amendment History

July 31, 2006    Article 4, Paragraph 2 was amended.

December 24, 2010    Chapter headings were amended.

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